PRESS RELEASE FOR IMMEDIATE RELEASE

Agrium Appoints David Everitt and Mayo Schmidt, Two New Independent Directors with Extensive Agricultural, Retail and Distribution Experience, to its Board of Directors

Recent Meetings with Shareholders Confirm Overwhelming Support for Continuation of Agrium’s Integrated Strategy

February 11, 2013 - ALL AMOUNTS ARE STATED IN U.S. $

CALGARY, Alberta - Agrium Inc. (TSX and NYSE: AGU) announced today that it has appointed David Everitt and Mayo Schmidt to its Board of Directors.

“Agrium is pleased to welcome two strong, uniquely qualified, independent directors with extensive agricultural, retail and distribution experience to its Board,” said Victor Zaleschuk, Board Chair. “David Everitt and Mayo Schmidt each have distinguished track records in the agricultural sector and have overseen the creation of significant shareholder value during their careers. Agrium will benefit from Mr. Everitt’s in-depth knowledge of the agricultural sector, obtained over his 37-year career. Mr. Schmidt is widely recognized for leading Viterra’s transformation from a regionally based cooperative into Canada’s largest agricultural inputs retailer and a leading global agricultural and food ingredients company.”

Biographies of the New Directors

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David Everitt recently retired as President, Agricultural Division for North America, Australia, Asian and Global Tractor Sourcing, Turf Products and Technology for Deere & Company of Moline, Illinois. He is intimately familiar with procurement, marketing and distribution in the global agricultural market space. In this role, Mr. Everitt had responsibility for global tractor and crop care products. With Deere & Company since 1975, Mr. Everitt was previously President, Agricultural Division, Europe, Africa, South America and Global Harvesting Equipment Sourcing, Senior Vice President and Managing Director, Region II, Europe, Africa and CIS and Vice President, Region I, Worldwide Agricultural Equipment Division. He is a director of Brunswick Corporation and Harsco Corporation, both of which trade on the New York Stock Exchange, and is also a board member of the National Business Aviation Association, a Washington DC based non-profit industry group.

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Mayo Schmidt was President and Chief Executive Officer, and a Director of Viterra Inc., a global agri-business with a network of 263 agricultural retail locations. Prior to its acquisition by Glencore International plc on December 18, 2012, Viterra was the only publicly-traded agricultural retailer of fertilizer, crop chemicals and seed in North America, other than Agrium. During his tenure, Mr. Schmidt developed the vision and strategy to transform the Saskatchewan Wheat Pool from a regional cooperative to

Viterra, a $6.1-billion global corporation. Canadian Business Magazine recognized his efforts when it named him Chief Executive of the Year in 2009. The hallmarks of Mr. Schmidt’s leadership at Viterra were strong shareholder value creation and growth into new markets, supported by a global intelligence network, a strong financial foundation and a steady focus on operational excellence. Prior to joining Viterra, he was Executive Vice President, Domestic and International Operations, Conagra Foods Inc. Mr. Schmidt is a member of the Canadian Council of Chief Executive Officers (open to the top 150 Canadian corporations), a member of Washburn University’s Board of Trustees and the Lincoln Society, and a contributor to Harvard University’s Private and Public, Scientific, Academic and Consumer Food Policy Group. He also serves on the Board of Directors of the Global Transportation Hub Authority.

In advance of announcing these directors, Agrium reached out to JANA in order to determine whether there was a basis for resolution of the proxy battle, even though Agrium is confident that JANA will not be successful.

The parties discussed settlement for three days premised upon JANA’s agreement to stand down from its pursuit of a break up of Agrium, along with its other activist initiatives, in return for JANA naming one of its director nominees to the Agrium Board of Directors. After agreeing, at the last minute, JANA reneged and insisted on two director nominees. As a result, discussions terminated.

“We are disappointed in JANA’s decision to prolong this fight which it is certain to lose. Shareholders are clearly not supportive of JANA’s initiative to break up Agrium,” said Michael Wilson.

Update on Recent Meetings With Shareholders

On January 28, Agrium hosted a 4.5 hour meeting with sell-side analysts in New York. The event and associated presentation were also made available to the media and investing public via webcast. Hosted by Agrium’s Corporate and Retail executives, the Analyst Day provided a thorough review of the Company’s integrated business strategy, a deep dive into its Retail Business and a review of JANA’s contrived and flawed ideas about Agrium. Since then, Agrium has met with 67 institutional shareholders across Canada and the United States, including 80% of Agrium’s top 60 actively managed institutional shareholders. Shareholders overwhelmingly support the continuation of Agrium’s highly successful integrated strategy.

About Agrium

Agrium Inc. is a major Retail supplier of agricultural products and services in North America, South America and Australia and a leading global Wholesale producer and marketer of all three major agricultural nutrients and the premier supplier of specialty fertilizers in North America through our Advanced Technologies business unit. Agrium’s strategy is to provide the crop inputs and services needed to feed a growing world. We focus on maximizing shareholder returns by driving continuous improvements to our base businesses, pursuing value-added growth opportunities across the crop input value chain and returning capital to shareholders.

Forward-Looking Statements

Certain statements and other information included in this press release constitute “forward-looking information” within the meaning of applicable Canadian securities legislation or constitute “forward-looking statements” within the meaning of applicable U.S. securities legislation (collectively, the “forward-looking statements”). All statements in this press release, other than those relating to historical information or current conditions, are forward-looking statements including, but not limited to, statements as to management’s expectations with respect to, business and financial prospects, the execution of its business strategy, the creation of value for shareholders and the future performance and value of its retail operations. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such forward-looking statements, and are qualified by the assumptions that are stated or inherent in such forward-looking statements. Events or circumstances that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the expected combination benefits and costs savings from recent transactions not being fully realized or not being realized within the expected time frame, disruptions from the transactions making it more difficult to maintain relationships with customers, employees and suppliers, recent or proposed business acquisitions not being integrated successfully or such integration being more difficult, time-consuming or costly than expected, delays or difficulties with the planned increase in potash production capabilities or expansion of the Egyptian nitrogen facility, general business and economic conditions, interest rates, exchange rates and tax rates, weather conditions, crop prices, the supply, demand and price level for our major products, gas prices and gas availability, operating rates and production costs, domestic fertilizer consumption and any changes in government policy in key agriculture markets, including the application of price controls and tariffs on fertilizers and the availability of subsidies or changes in their amounts, changes in development plans, construction progress, political risks, including civil unrest, actions by armed groups or conflict, governmental and regulatory requirements and actions by governmental authorities, including changes in government policy, changes in environmental, tax and other laws or regulations and the interpretation thereof and other risk factors detailed from time to time in Agrium reports filed with the Securities and Exchange Commission or Canadian securities regulators. Agrium disclaims any intention or obligation to update or revise any forward-looking statements in this press release as a result of new information or future events, except as may be required under applicable U.S. federal securities laws or applicable Canadian securities legislation.

FOR FURTHER INFORMATION:

Investor/Media Relations:

Richard Downey, Vice President, Investor/Corporate Relations

(403) 225-7357

Todd Coakwell, Manager, Investor Relations

(403) 225-7437

Mark Thompson, Analyst, Investor Relations

(403) 225-7761

Contact us at: www.agrium.com

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